05/04/2014

To: Board of Directors
DLD Group Inc.
25, Fordham DR, Buffalo, 14216

Letter of Resignation

To Whom It May Concern,

For a better service to DLD Group Inc., I would like to resign from the position of Director of your company and introduce Ms. Keren Zhao to subsitute me to the position. Keren Zhao is the current CEO and will keep making effort to the public listing affairs of your company.

This resignation is completely arisen by my personal reason, some by health problem, which should have no any harm to the your distinguished corporation. I keep strong confidence that your reverse merge and stock's public trading will be very successful in the near future.

I will do my best to assist your company as I have done before.

Sincerely yours,

Wenyi Yu

Wenyi Yu